Exhibit 10.15

Sonic Corp. 2006 Long-Term Incentive Plan

Award Agreement

Director Restricted Stock Units

Award Agreement Number:  ________.

Grant Date: ____________

Type of Award:  Restricted Stock Units (a right to receive Stock in the future that is subject to certain restrictions and to a risk of forfeiture).

Maximum Number:  _____ shares of Stock.

Vesting Schedule:  Unless earlier forfeited or vested in accordance with the Plan and this Award Agreement, and subject to the Participant’s continued service, the Restricted Stock Units will vest on the earlier of (i) the first anniversary of the Grant Date or (ii) the date of the Sonic Corp. annual shareholders meeting in the following year.

Dear [Director]:

I am pleased to inform you that you have been granted, as set forth above, Restricted Stock Units under the Sonic Corp. 2006 Long-Term Incentive Plan (as it may be amended from time to time, the “Plan”), effective as of the Grant Date.

Subject to the terms and conditions contained in the Plan and Schedule A, attached to this Award Agreement (both of which are made a part of this Award Agreement), the Restricted Stock Units will all vest and settle on the earlier of (i) the first anniversary of the Grant Date or (ii) the date of the Sonic Corp. annual shareholders meeting in the following year.

All capitalized terms used in this Award Agreement and in Schedule A shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise.  The Plan and Schedule A are available in the Director Handbook located in the Resource Center of the Board portal.

Sincerely,

Clifford Hudson

Chairman and CEO

SCHEDULE A

Sonic Corp. 2006 Long-Term Incentive Plan

Award Agreement

Director Restricted Stock Units

A.Sonic Corp. 2006 Long-Term Incentive Plan.  The Restricted Stock Units granted by the Award Agreement are granted by the Corporation pursuant to the Plan, a copy of which Plan has been made available to the Participant and is hereby made a part of the Award Agreement.  The Award Agreement is subject to and in all respects limited and conditioned as provided in the Plan.  The Plan governs these Restricted Stock Units, and, in the event of any question as to the construction of the Award Agreement, or of a conflict between the Plan or the Award Agreement, the Plan shall govern, except as the Plan otherwise provides.  All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

B.Vesting and Settlement for Restricted Stock Units.

(1)Vesting.  Each Restricted Stock Unit represents the unsecured right to receive, subject to vesting and the terms hereof, one share of Stock.  Subject to the Participant’s separation from service with the Corporation or any Affiliate (the “Corporation Group”) for any reason set forth in Section D(2) of this Award Agreement, one hundred percent (100%) of the Restricted Stock Units shall vest on the earlier of (i) the first anniversary of the Grant Date or (ii) the date of the Sonic Corp. annual shareholders’ meeting in the following year (“Vesting Date”).

(2)Settlement.  Each vested Restricted Stock Unit shall be settled through the delivery of one share of Stock no later than 60 days after the Vesting Date (the “Settlement Date”).  The shares of Stock delivered to the Participant on the Settlement Date shall not be subject to transfer restrictions and shall be fully paid, non-assessable and registered in the Participant name.

C.Dividends.  If, after the Grant Date and prior to the Vesting Date, ordinary dividends with respect to shares of Stock are declared or paid by the Corporation, the Participant shall be entitled to receive dividend equivalents in an amount, without interest, equal to the cumulative ordinary dividends declared or paid on a share of Stock, if any, during such period multiplied by the number of the Participant’s unvested Restricted Stock Units.  If and when Restricted Stock Units have vested, the dividend equivalents in respect of such vested Restricted Stock Units shall be paid in cash (or Stock, if the dividend was paid in Stock) on the Settlement Date.  If, after the Grant Date and prior to the Vesting Date, the Participant incurs a separation from service with the Corporation Group for any reason set forth in Section D(1) of this Award Agreement or if a Change of Control occurs, the Participant shall be entitled to receive dividend equivalents (on the same date as payment is made in respect of the Participant's Restricted Stock Units pursuant to Sections D(1) or E below, as applicable) in an amount equal to (i) the cumulative dividends declared or paid on a share of Stock during the period beginning on the Grant Date or the Vesting Date, as applicable, and ending on the last day of the month during which the separation from service or Change of Control occurs, multiplied by (ii) the number of the Participant’s unvested Restricted Stock Units.  If the Participant's service terminates prior to a Settlement Date for any reason set forth in Section D(2), any accrued and unpaid dividend equivalents shall be forfeited.

D.Separation from Service.

(1)Disability; Death; Removal Without Cause.  If the Participant incurs a separation from service with the Corporation Group during the Vesting Period due to the Participant’s death or Disability or the Participant is removed from service by the Corporation Group without Cause, the Restricted Stock Units shall vest as of the date of such death, Disability, or removal, as the case may be, and shall settle in accordance with Section B, no later than the last business day of the following month.

(2)Other Reasons.  If the Participant incurs a separation from service with the Corporation Group during the Vesting Period for any reason other than as set forth in Section D(1) (including as a result of a failure to be re-nominated or, if re-nominated, re-elected to the Board, voluntary resignation by the Participant or removal by the Corporation for Cause), the unvested Restricted Stock Units as of such separation shall be cancelled, and the Participant shall not be entitled to receive any payments with respect to the unvested Restricted Stock Units.

(3)Special Circumstances.  The Corporation shall have discretion to determine (a) if an authorized leave of absence, or absence in military or government service, shall constitute a separation from service for purposes of the Plan, (b) whether a Participant has ceased service with the Corporation Group and (c) the effective date on which such service terminated.

E.Change of Control.  Notwithstanding any provision contained in the Plan, the Award Agreement or this Schedule A to the contrary, upon the occurrence of a Change of Control prior to the Participant’s separation from service, the Restricted Stock Units shall vest immediately and shall settle, in accordance with Section B, within 30 days following the effective date of the Change of Control.

F.Transferability.  Restricted Stock Units are not transferable other than by last will and testament, by the laws of descent and distribution, pursuant to a domestic relations order, or as otherwise permitted under Article 13 of the Plan.  Further, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.

G.No Employment or Service Rights.  Nothing contained in the Plan, the Award Agreement, this Schedule A or any Restricted Stock Units shall confer upon any Participant any right with respect to employment by or service for the Corporation Group or interfere in any way with the right of the Corporation's shareholders or the Board, subject to the terms of any separate agreement to the contrary, at any time, to terminate the Participant’s tenure or service or to increase or decrease the compensation of the Participant from the rate in existence as of the Grant Date.

H.Taxes and Withholding.  Delivery of the shares of Stock underlying the Restricted Stock Units upon settlement shall be subject to the Participant satisfying all applicable federal, state, local and foreign taxes.  The Corporation shall have the power and the right to require the Participant to remit to the Corporation an amount sufficient to satisfy any applicable taxes required by law.  Further, the Corporation may permit or require the Participant to satisfy, in whole or in part, the tax obligations by deducting or withholding from all amounts Stock that would otherwise be received upon settlement of the Restricted Stock Units.  Any amount deducted or withheld by the Corporation pursuant to this Section H, either in cash or shares of Stock, shall not exceed the minimum statutory withholding requirements.

I.Miscellaneous.

(1)The Committee shall have the right to impose restrictions on any shares of Stock acquired pursuant to Restricted Stock Units as it deems necessary or advisable under applicable securities laws, and/or the rules and regulations of any stock exchange or market upon which such shares of Stock are then listed and/or traded.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to administer the Plan and this Award Agreement, all of which shall be binding upon the Participant.

(2)The Board or the Committee may at any time, or from time to time, terminate, amend or modify the Plan, and the Board or the Committee may terminate, amend or modify the Award Agreement or this Schedule A at any time; provided, however, that no termination, amendment or modification shall materially and adversely alter or impair the rights of the Participant under the Award Agreement or this Schedule A, without the Participant’s written consent.

(3)Notwithstanding the foregoing or any provision of the Plan, the Award Agreement or this Schedule A, if the Corporation determines that any provision of the Plan, the Award Agreement or this Schedule A contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Corporation or contravening the provisions of Section 409A.  This provision does not create an obligation on the part of the Corporation to modify the Plan, the Award Agreement or this Schedule A, and does not guarantee that the Restricted Stock Units will not be subject to taxes, interest and penalties under Section 409A.

(4)The Award Agreement and this Schedule A shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required or the Committee determines are advisable.  The Participant agrees to take all steps the Corporation determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under the Award Agreement or this Schedule A.

(5)All obligations of the Corporation under the Plan, Award Agreement or this Schedule A, with respect to the Award, shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Corporation.

(6)To the extent not preempted by federal law, this Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

J.Acceptance and Acknowledgement of Award.  By accepting this Award Agreement, the Participant is agreeing to all of the terms contained in this Award Agreement.  If the Participant desires to refuse the Award, the Participant must notify the Corporation in writing.  Such notification should be sent to Sonic Corp., General Counsel, 300 Johnny Bench Drive, Oklahoma City, OK 73104, no later than 30 days after receipt of the Award Agreement.